Consent of Independent Auditors








The Board of Directors and Shareholders
Princor Balanced Fund, Inc.


We consent to the reference to our firm under the captions "Financial Highlights" and "Additional Information - Financial Statements" in each of the Prospectuses in Part A and "Financial Statements" in Part B and to the incorporation by reference in Part B of our report dated November 26, 1997 on the financial statements and financial highlights of Princor Balanced Fund, Inc. in this Post Effective Amendment No. 20 to Form N-1A Registration Statement under the Securities Act of 1933 (Registration No. 33-12866) and Registration Statement under the Investment Company Act of 1940 (Registration No. 811-5072) of Princor Balanced Fund, Inc.

/s/ Ernst & Young LLP

Des Moines, Iowa
December 22, 1997